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For Immediate Release                                Contact:  David L. Clark
                                                     Vice President, Operations
                                                     NPS Pharmaceuticals, Inc.
                                                     (801) 583-4939

 NPS Pharmaceuticals Announces Exercise of Option to Purchase an Additional $22
                      Million of Its 3.0% Convertible Debt

     Salt Lake City, Utah -- July 9, 2003 -- NPS Pharmaceuticals, Inc. (Nasdaq:
NPSP) announced today that the initial purchasers of $170 million of its 3.0% Convertible Notes due 2008 have elected to exercise their option to purchase an additional $22 million principal amount of the Notes. As a result, the final aggregate principal amount of the offering of the Notes will be $192 million. These Notes will be convertible into NPS Pharmaceuticals, Inc. common stock at a conversion price of approximately $36.59 per share (reflecting a 35% premium relative to the NASDAQ closing price for NPS common stock of $27.10 on June 11,
2003). The placement of the additional Notes is expected to close on July 11, 2003.

     As previously announced, NPS expects to use the proceeds of the offering for general corporate purposes. The holders of the Notes may require NPS to redeem their Notes upon the occurrence of certain events, and NPS may elect to redeem the Notes beginning June 20, 2006. The redemption price for any redemption of the Notes is 100% of principal amount, plus accrued interest. The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

     The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

     This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

   Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions Of The
                Private Securities Litigation Reform Act of 1995

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed herein. A description of those risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and any Current Reports on Form 8-K. NPS is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise

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